Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Public Accounting Firm” and “Financial Highlights” in the Combined Information Statement/Prospectus included in this Registration Statement (Form N-14) of SPDR Series Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information, each dated October 31, 2022, each included in Post-Effective Amendment No. 300 to the Registration Statement (Form N-1A, File No. 333-55793) of SPDR Series Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Combined Information Statement/Prospectus included in this Registration Statement.

We also consent to the incorporation by reference of our report dated August 29, 2022, with respect to the financial statements and financial highlights of SPDR S&P 600 Small Cap ETF and SPDR Portfolio S&P 600 Small Cap ETF (two of the funds constituting the SPDR Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 8, 2023